Exhibit 2(b).2.3
SUPPLEMENTARY PROSPECTUS DATED 22 May 2006
NATIONAL GRID GAS HOLDINGS plc
(incorporated with limited liability in England and Wales on 27 November 1998 under registered number 3675375)
NATIONAL GRID GAS plc
(incorporated with limited liability in England and Wales on 1 April 1986 under registered number 2006000)
Euro 10,000,000,000
Euro Medium Term Note Programme
This Supplement (the “Supplement”) to the Prospectus dated 24 February 2006, as amended and supplemented by Supplementary Prospectus dated 6 March 2006 (together, the “Prospectus”), which comprises a base prospectus for each of National Grid Gas Holdings plc (“NGGH”) and National Grid Gas plc (“NGG”) (each an “Issuer” and together, the “Issuers”), constitutes (i) a supplementary prospectus in respect of the base prospectus for NGGH for the purposes of Section 87G of the Financial Services and Markets Act 2000 (the “FSMA”) with regard to NGGH and (ii) with the exception of information contained in the 7th paragraph of this Supplement, a supplementary prospectus (the “NGG Supplement”) in respect of the base prospectus for NGG for the purposes of Section 87G of the FSMA with regard to NGG. This Supplement is prepared in connection with the Euro Medium Term Note Programme (the “Programme”) established by NGGH and NGG. Terms defined in the Prospectus have the same meaning when used in this Supplement.
This Supplement is supplemental to, and should be read in conjunction with, the Prospectus and any other supplements to the Prospectus issued by the relevant Issuer.
NGGH accepts responsibility for the information contained in this Supplement. To the best of the knowledge of NGGH (having taken all reasonable care to ensure that such is the case) the information contained in this Supplement is in accordance with the facts and does not omit anything likely to affect the import of such information.
NGG accepts responsibility for the information contained in the NGG Supplement. To the best of the knowledge of NGG (having taken all reasonable care to ensure that such is the case) the information contained in the NGG Supplement is in accordance with the facts and does not omit anything likely to affect the import of such information.
To the extent that there is any inconsistency between (a) any statement in this Supplement and (b) any other statement in, or incorporated by reference in, the Prospectus, the statements in this Supplement will prevail.
This supplement has been produced to disclose information on the financial results of National Grid plc for the year ended 31 March 2006.
Save as disclosed in this Supplement, no significant new factor, material mistake or inaccuracy relating to information included in the Prospectus has arisen or been noted, as the case may be, in relation to NGGH since the publication of the Supplementary Prospectus dated 6 March 2006.

Save as disclosed in this Supplement, no significant new factor, material mistake or inaccuracy relating to information included in the Prospectus has arisen or been noted, as the case may be, in relation to NGG since the publication of the Supplementary Prospectus dated 6 March 2006.